Exhibit 23(j)(1)

CONSENT OF INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM


The PMFM Investment Trust (comprising the PMFM Managed Portfolio Trust, PMFM Tactical Preservation Portfolio Trust, PMFM Core Advantage Portfolio Trust (formerly MurphyMorris ETF Fund), and PMFM Tactical Opportunities Portfolio Trust):

We consent to the use in Post-Effective Amendment Nos. 8 and 9 to Registration Statement Nos. 333-103714 and 811-21317 on Form N-1A of our reports dated July 8, 2005, appearing in the May 31, 2005 Annual Reports to Shareholders, which are incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are parts of such Registration Statement, and to the reference to us under the caption "Financial Highlights" in the Prospectuses.

/s/ Deloitte & Touche LLP

New York, New York

July 28, 2005